Exhibit 3.5.35

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “MD INVESTORS CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE SECOND DAY OF JULY, A.D. 2009, AT 1:05 O’CLOCK P.M.

RESTATED CERTIFICATE, FILED THE SIXTEENTH DAY OF OCTOBER, A.D. 2009, AT 2:07 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE EIGHTEENTH DAY OF DECEMBER, A.D. 2012, AT 8:13 O’CLOCK A.M.

CERTIFICATE OF CHANGE OF REGISTERED AGENT, FILED THE TWENTY-THIRD DAY OF SEPTEMBER, A.D. 2014, AT 3:43 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “MD INVESTORS CORPORATION”.

4705665 8100H 141277353	[SEAL]	/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1768407 DATE: 10-09-14

You may verify this certificate online

at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 01:19 PM 07/02/2009 FILED 01:05 PM 07/02/2009 SRV 090670334 – 4705665 FILE

CERTIFICATE OF INCORPORATION

OF

MD INVESTORS CORPORATION

ARTICLE ONE

The name of the Corporation is MD Investors Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS

Cindy Oberdorff	300 North LaSalle Street Chicago, Illinois 60654

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TWELVE

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE TWELVE shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

*    *    *    *    *

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 2nd day of July, 2009.

/s/ Cindy Oberdorff
Cindy Oberdorff, Sole Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 02:12 PM 10/16/2009 FILED 02:07 PM 10/16/2009 SRV 090942359 – 4705665 FILE

CERTIFICATE OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MD INVESTORS CORPORATION

* * * *

Adopted in accordance with the provisions of Section 242 and Section 245 of the

General Corporation Law of the State of Delaware

* * * *

Shary Moalemzadeh, being the Vice President of MD Investors Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on July 2, 2009 (the “Certificate of Incorporation”).

SECOND: The Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this Corporation.

THIRD: That the Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

FOURTH: That the stockholders of the Corporation entitled to vote thereon, pursuant to unanimous written consent, approved and adopted the Restated Certificate in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

*    *    *    *    *

IN WITNESS WHEREOF, the undersigned, being the Vice President hereinabove named, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalty of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Amended and Restated Certificate of Incorporation this 16th day of October, 2009.

MD INVESTORS CORPORATION, a Delaware corporation

By:	/s/ Shary Moalemzadeh
Name:	Shary Moalemzadeh
Title:	Vice President

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MD INVESTORS CORPORATION

ARTICLE ONE

The name of the Corporation is MD Investors Corporation.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE FOUR

PART A. Authorized Capital Stock.

The total number of shares of capital stock which the Corporation has authority to issue is 1,500,000 shares, consisting of:

(1) 800,000 shares of Class A-1 Common Stock, par value $.01 per share (the “Class A-1 Common”);

(2) 200,000 shares of Class A-2 Common Stock, par value $.01 per share (the “Class A-2 Common” and collectively with the Class A-1 Common, the “Class A Common”);

(3) 400,000 shares of Class B Common Stock, par value $.01 per share (the “Class B Common” and collectively with the Class A Common, the “Common Stock”); and

(4) 100,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

PART B. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In the event that the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.

PART C. Powers, Preferences and Special Rights of Common Stock. Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Class A-1 Common, Class A-2 Common and Class B Common shall be identical in all respects and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

Section 1. Voting Rights. Except as otherwise provided in this Part C or as otherwise required by applicable law, the holders of Class A-1 Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, the holders of Class A-2 Common shall be entitled to three votes per share on all matters to be voted on by the stockholders of the Corporation, and the holders of Class B Common shall have no right to vote on any matters to be voted on by the stockholders of the Corporation.

Section 2. Dividends. Subject to the rights of the holders of any Preferred Stock, as and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A-1 Common, the holders of Class A-2 Common and the holders of Class B Common shall be entitled to receive such dividends pro rata at the same rate per share of each class of Common Stock; provided that (i) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Class A-1 Common shall be payable in shares of Class A-1 Common, the dividends payable to holders of Class A-2 Common shall be payable in shares of Class A-2 Common and the dividends payable to the holders of Class B Common shall be payable in shares of Class B Common and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class B Common, at such holder’s request, dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities.

Section 3. Liquidation. Subject to the rights of the holders of any Preferred Stock, the holders of the Class A-1 Common, the holders of the Class A-2 Common and the holders of the Class B Common shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

Section 4. Restrictions on Transfer of Corporation Stock. Without the Board’s written consent, which it may withhold in its sole discretion, until the first anniversary of the date hereof, none of the Other Stockholders or Solus Investor may Transfer any interest in any Corporation Stock, except pursuant to (i) a Public Sale, (ii) a Sale of the Company in accordance with Section 6 hereof, (iii) the repurchase provisions set forth in any agreement between the Corporation and an employee, officer, consultant or service provider of the Corporation or an Affiliate thereof, (iv) foreclosure proceedings by the Corporation with respect to shares of Corporation Stock pledged to the Corporation as collateral security, or (v) a Permitted Transfer. At any time on or after the first anniversary of the date hereof, each stockholder shall be permitted to Transfer any interest in any Corporation Stock, subject to Section 5 hereof and any applicable restrictions on transfer under the Securities Act and applicable state securities laws. In the case of, and as a condition to any Transfer by any Other Stockholder or Solus Investor (other than pursuant to Section 6 hereof or following an IPO), (1) the restrictions contained herein will continue to be applicable to such Corporation Stock after any such Transfer (unless the Corporation is the transferee), (2) the transferee(s) of such Corporation Stock is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act (or any similar or equivalent provision then in force) and (3) neither the transferee(s) of such Corporation Stock nor any of its Affiliates may be a Competitor. Notwithstanding any other provision of this agreement, none of the Other Stockholders which is a legal entity (including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture or an unincorporated organization) that holds debt or equity securities of the Corporation as its primary asset shall authorize, permit or recognize the Transfer (directly or indirectly) of any of its equity interests, securities or other ownership interests without the prior written consent of the Board if such Transfer would violate this Section 4 if such Transfer was a Transfer of Corporation Stock.

Section 5. Rights of First Refusal. Pursuant to Section 202(c)(1) of the DGCL:

5A. After the first anniversary of the date hereof, if any Other Stockholder or Solus Investor enters into a binding agreement to Transfer any Corporation Stock (a “Sale Agreement”), such Other Stockholder and Solus Investor shall be entitled to Transfer such shares subject to the provisions of this Section 5. At least thirty (30) business days before any Transfer by any Other Stockholder or Solus Investor (a “Transferring Stockholder”) (other than a Permitted Transfer or in connection with a Public Sale or a Sale of the Company), of any Corporation Stock, such Transferring Stockholder shall deliver a written notice (the “Sale Notice”) to the Corporation and Carlyle Investor which shall include a copy of the Sale Agreement as well as a summary specifying in reasonable detail the identity of the prospective Transferee(s), the proposed number of each class of Corporation Stock to be Transferred (the “Transfer Stock”), and the proposed terms and conditions of the Transfer, including the proposed price per share for each class of Corporation Stock to be Transferred (the “Offered Terms and Conditions”); provided that in no event shall any Transfer of any Corporation Stock in accordance with this Section 5 by any Transferring Stockholder be made for any consideration other than cash payable upon consummation of such Transfer or in installments over time. No such Transfer shall be consummated unless each such prospective Transferee is reasonably acceptable to the Corporation and Carlyle Investor, and no such Transfer shall be consummated prior to the date on which the parties to the Transfer have been finally determined in accordance with this Section 5.

5B. The Corporation may elect to purchase any or all of the Transfer Stock at the same price and on the same terms and conditions specified in the Sale Notice by delivering written notice of such election to the Transferring Stockholder and Carlyle Investor as soon as practicable but in any event within twenty (20) business days after delivery to the Corporation and Carlyle Investor of the Sale Notice. If the Company does not elect within such twenty (20) business day period to purchase all of the Transfer Stock, then Carlyle Investor may elect to purchase, at the same price and on the same terms and conditions specified in the Sale Notice, any or all of the remaining Transfer Stock which the Company has not elected to purchase (the “Available Stock”) by delivering written notice of such election to the Transferring Stockholder as soon as practical but in any event within twenty-five (25) business days after delivery to the Corporation and Carlyle Investor of the Sale Notice (the “Election Period”).

5C. If the Corporation and/or Carlyle Investor have elected to purchase any or all of the Transfer Stock pursuant to this Section 5, such Transfer(s) shall be consummated as soon as practical after the delivery of the election notice(s) to the Transferring Stockholder, but in any event within thirty (30) business days after delivery to the Corporation and Carlyle Investor of the Sale Notice (the “ROFR Closing”). The Corporation and/or Carlyle Investor shall pay for the Transfer Stock to be purchased by delivery of a cashier’s or certified check or wire transfer of immediately available funds for the full amount of the purchase price at the ROFR Closing. At or prior to the consummation of such Transfer(s), the Transferring Stockholder must deliver to each such Person that exercised its rights to purchase Transfer Stock under this Section 5 (a “ROFR Person”), all certificates for the Corporation Stock being acquired by such ROFR Person (except, in the case of the Corporation for those certificates which are already in the custody of the Corporation), together with proper assignments in blank of the Corporation Stock with signatures properly guaranteed and with such other documents as may be required by such ROFR Person, as applicable, to provide reasonable assurance that each necessary endorsement is genuine and effective, and such ROFR Person shall be entitled to receive customary and reasonable written representations and warranties from the Transferring Stockholder regarding such sale of Corporation Stock (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances).

5D. If the Corporation and/or Carlyle Investor, collectively, do not elect to purchase all of the Transfer Stock, the Transferring Stockholder may Transfer to the Transferee(s) identified in the Sale Notice all, but not less than all, of the remaining Transfer Stock, during the sixty (60) day period immediately following the expiration of the Election Period, for a purchase price no less than the price specified in the Sale Notice and on other terms no more favorable to the Transferee(s) thereof than specified in the Sale Notice.

5E. All costs and expenses of the Corporation incurred in connection with its compliance with this Section 5 shall be borne by the Transferring Stockholder.

Section 6. Sale of the Company. Pursuant to Section 202(c)(4) of the DGCL:

6A. Each stockholder of the Corporation hereby agrees that if at any time the holders of fifty percent (50%) or more of the voting power of the then outstanding shares of Class A Common (the “Approving Stockholders”) approve a Sale of the Company to a Person other than Carlyle Investor or its Affiliates (an “Approved Sale”), each stockholder of the

Corporation that is not an Approving Stockholder (the “Drag Along Stockholders”) shall vote for, consent to and raise no objections against such Approved Sale, and appoint Carlyle Investor or its designee as its representative to make all decisions in connection with any Approved Sale, regardless of the consideration being paid in such Approved Sale, so long as such Approved Sale complies with this Section 6. Without limiting the foregoing, but subject to the provisions of Section 6B, if the Approved Sale is structured (i) as a merger or consolidation, each such Drag Along Stockholder will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation, (ii) as a sale of equity, each such Drag Along Stockholder will agree to sell all of such Drag Along Stockholder’s Corporation Stock on the terms and conditions approved by the Approving Stockholders, or (iii) as a sale of assets, each such Drag Along Stockholder will vote in favor of such Approved Sale and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the terms herein as approved by the Approving Stockholders. The Corporation and each stockholder will take all actions requested by the Approving Stockholders in connection with the consummation of an Approved Sale, including the execution of all ancillary documents in connection therewith requested by the Approving Stockholders; provided that it is acknowledged and agreed that the Other Stockholders that are also employees of the Corporation or any of its subsidiaries may be required, in connection with an Approved Sale, to enter into confidentiality, non competition, non solicitation and non hire provisions approved by the Board. For purposes hereof, a “Sale of the Company” means (i) any sale, transfer or issuance or series of sales, transfers and/or issuances of stock of the Corporation by the Corporation or any holders thereof (including, without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than Carlyle Investor, owning stock of the Corporation possessing voting power to elect a majority of the Board or (ii) the sale or transfer of all or substantially all of the Corporation’s assets, determined on a consolidated basis; provided that the term “Sale of the Company” shall not include a Public Sale.

6B. Upon the consummation of the Approved Sale, each stockholder participating in such Approved Sale will receive the same portion of the aggregate consideration available to be distributed to the stockholders of the Corporation (in their capacity as such) that such stockholders participating in such sale (in their capacity as stockholders of the Corporation) would have received if such aggregate consideration had been distributed by the Corporation in accordance with the rights and preferences set forth herein as in effect immediately before such Approved Sale (and, in the event of a sale of Corporation Stock, assuming that the only securities of the Corporation outstanding were those Corporation Stock and other shares of capital stock involved in such Approved Sale); provided, that any convertible securities shall be deemed to be converted in the event that such conversion would yield greater proceeds herein; provided, further, that any consideration payable to any stockholder shall be reduced by the aggregate principal amount plus all accrued and unpaid interest on any indebtedness of any such stockholder to the Corporation or its subsidiaries. In the case of a stockholder who holds options or warrants exercisable into Corporation Stock which have not yet been exercised, the consideration received shall be deemed to be reduced (for purposes of such stockholder’s consideration only) by such option’s and/or warrant’s exercise price. To the extent any stockholder receives securities in lieu of cash or other consideration in the Approved Sale, such securities shall be deemed to be the same form of consideration so long as such securities are of a substantially equivalent value as the cash consideration received in such Approved Sale.

6C. Each Drag Along Stockholder will be obligated to make representations with respect to its own shares of capital stock and its own authority and ability to enter into the Approved Sale and other customary representations about such Drag Along Stockholder, and shall be required to provide indemnification in respect of, among other things, any representation made by the Corporation or its subsidiaries and/or an employee of the Corporation or its subsidiaries and/or made by any stockholder in respect of the Corporation, its subsidiaries or their respective businesses, operations, conditions, prospects or the like to the extent the Approving Stockholders similarly provide such indemnification. Each stockholder participating in such Approved Sale will be obligated to join on a pro rata basis (applied such that after giving effect thereto, the aggregate consideration paid to each stockholder would comply with the provisions of Section 6B above) in any purchase price adjustments, indemnification or other obligations that the sellers of Corporation Stock are required to provide in connection with an Approved Sale (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of Corporation Stock, in respect of which only such stockholder will be liable); provided that, subject to Section 6D below and absent fraud, no stockholder shall be liable to the purchaser for any purchase price adjustments, indemnification or other obligations in excess of the aggregate gross proceeds (prior to reduction for indebtedness and other transaction expenses) received by the stockholders in connection with or pursuant to such Approved Sale (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of Corporation Stock, in respect of which only such stockholder will be liable). Notwithstanding anything to the contrary contained herein, in the sole discretion of the Approving Stockholders, the proceeds with respect to an Approved Sale may be withheld from (and retained by the Approving Stockholders or their designee in trust for the benefit of) all sellers of such Corporation Stock in such aggregate amount as the Approving Stockholders deem necessary to cover any purchase price adjustments, indemnification or other obligations of the Corporation or such sellers of Corporation Stock; provided that such proceeds shall be withheld on the same basis among all such sellers.

6D. Notwithstanding anything to the contrary herein, if the Approving Stockholders agree to joint and several indemnification with respect to such Approved Sale, each Drag Along Stockholder shall agree to such joint and several indemnification as well, and in such event each Drag Along Stockholder shall enter into a contribution and indemnification or similar agreement acceptable to the Approving Stockholders pursuant to which each Drag Along Stockholder agrees to contribute amounts to and indemnify each other Drag Along Stockholder such that their liability will not exceed the aggregate amount of consideration received by such Drag Along Stockholder in connection with or pursuant to such Approved Sale (other than any such obligations that relate solely to a particular Drag Along Stockholder, such as indemnification with respect to representations and warranties given by a Drag Along Stockholder regarding such Drag Along Stockholder’s title to and ownership of Corporation Stock, and other than any obligations that relate to a particular Drag Along Stockholder’s fraud, in each case in respect of which only such Drag Along Stockholder will be liable).

6E. If the Corporation enters into a negotiation for an Approved Sale or an Approved Sale transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Drag Along Stockholders will, at the request of the Board, appoint a purchaser representative (as such term is defined in Rule 501 or any similar rule), or such equivalent representative, reasonably acceptable to the Board. If any Drag Along Stockholder appoints a purchaser representative, or such equivalent representative, designated by the Board, the Corporation will, to the extent legally permitted, pay the fees of such purchaser representative, or such equivalent representative, but if any Drag Along Stockholder declines to appoint the purchaser representative, or such equivalent representative, designated by the Board such holder will appoint another purchaser representative, and such holder will be responsible for the fees of the purchaser representative, or such equivalent representative, so appointed.

6F. Each stockholder will bear its pro rata share (applied such that after giving effect thereto, the aggregate consideration paid to each holder of Corporation Stock would comply with the provisions of Section 6B) of the costs of any sale of such Corporation Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all stockholders participating in such Approved Sale and are not otherwise paid by the Corporation or the acquiring party. Costs incurred by stockholders on their own behalf will not be considered costs of the transaction hereunder; it being understood that the fees and disbursements of one counsel chosen by the Board will be deemed for the benefit of all stockholders participating in such Approved Sale.

6G. If any Drag Along Stockholder fails to deliver any certificates representing its shares of Corporation Stock, or in lieu thereof, a customary affidavit attesting to the loss or destruction of such certificate(s), such holder (i) will not be entitled to the consideration that such holder would otherwise receive in the Approved Sale until such holder cures such failure (provided that, after curing such failure, such holder will be so entitled to such consideration without interest), (ii) will be deemed, for all purposes, no longer to be a stockholder of the Corporation and will have no voting rights, (iii) will not be entitled to any dividends or other distributions declared after the Approved Sale with respect to the Corporation Stock held by such holder, (iv) will have no other rights or privileges granted to stockholders herein or any future agreement, and (v) in the event of liquidation of the Corporation, such holder’s rights with respect to any consideration that such holder would have received if such holder had complied with this Section 6, if any, will be subordinate to the rights of any equity holder.

Section 7. Holdback.

7A. In connection with an IPO, the holders of Corporation Stock shall enter into any holdback, lockup or similar agreement requested by the underwriters managing such IPO; provided, however, that no such holder shall be required to enter into an agreement that is more restrictive than that of any other holder.

7B. For purposes of Sections 4, 5, 6 and 7 in this Part C:

(i) “Affiliates” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person (including, without limitation, with respect to Carlyle Investor and its Affiliates, investment funds or entities managed by CSP II General Partner, L.P.), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise;

(ii) “Carlyle Investor” means Carlyle Strategic Partners II, L.P., CSP II Coinvestment, L.P. and each of their Affiliates who may from time to time become stockholders of the Corporation;

(iii) “Competitor” means any Person that engages or participates in, directly or indirectly, any business or other activity that competes with the businesses of the Corporation or any of its subsidiaries. Whether a Person is a Competitor of the Corporation or any of its subsidiaries shall be determined by the Board in its sole discretion.

(iv) “Corporation Stock” means (i) any capital stock of the Corporation purchased or otherwise acquired by any stockholder of the Corporation (including, without limitation, shares of Common Stock), (ii) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Corporation, whether or not then exercisable or convertible, (iii) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, capital stock of the Corporation, whether or not then convertible or exchangeable, and (iv) any capital stock of the Corporation issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (i) through (iii) above, and (v) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) through (iv) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization. As to any particular securities constituting Corporation Stock, such securities will cease to be Corporation Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement or prospectus covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar or equivalent provision then in force), or (c) been repurchased or otherwise acquired by the Corporation;

(v) “Family Group” with respect to any stockholder of the Corporation that is a natural person, means such stockholder’s spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such stockholder or such stockholder’s spouse and/or descendants that is and remains solely for the benefit of such stockholder and/or such stockholder’s spouse and/or descendants.

(vi) “IPO” shall mean the first sale of Corporation Stock (whether in a primary offering of new shares or a secondary offering of issued and outstanding shares) to the public in a Public Sale pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 or Form F-1 (or any other available comparable or successor form).

(vii) “Other Stockholder” means any stockholder of the Corporation other than a Carlyle Investor or a Solus Investor;

(viii) “Permitted Carlyle Investor Transfer” will mean any Transfer of Corporation Stock by Carlyle Investor or any of its Affiliates (i) to or among Carlyle Investor and its Affiliates or (ii) pursuant to an in kind distribution to its equityholders;

(ix) “Permitted Solus Investor Transfer” will mean any Transfer of Corporation Stock by Solus Investor or any of its Affiliates (i) to or among Solus Investor and its Affiliates or (ii) pursuant to an in kind distribution to its equityholders;

(x) “Permitted Transfer” means any Transfer of Corporation Stock (other than with respect to Corporation Stock which have not fully vested or are subject to any forfeiture, which shall not be transferable), (a) in the case of any Other Stockholder, pursuant to applicable laws of descent and distribution or among such stockholder’s Family Group, or to such stockholder’s Affiliates which are wholly owned subsidiaries of such stockholder, (b) in the case of Solus Investor, in connection with a Permitted Solus Investor Transfer and (c) in the case of Carlyle Investor, in connection with a Permitted Carlyle Investor Transfer;

(xi) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof;

(xii) “Public Sale” means any sale of securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar or equivalent provision then in force);

(xiii) “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

(xiv) “Solus Investor” means Sola Ltd, Ultra Master Ltd and each of their Affiliates who may from time to time become stockholders of the Corporation;

(xv) “Transfer” means, a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the transfer of an economic or other interest, the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, “Transfer” shall have the correlative meaning (whether with or without consideration and whether voluntarily or involuntarily or by operation of law). In addition, “transferred” and “transferee” shall have the correlative meanings.

Section 8. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 10. Notices. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

Section 11. Amendment and Waiver. No amendment, modification or waiver of any provision of this Part C shall be effective without the prior consent of the holders of a majority of the voting power of the then outstanding shares of Class A Common, and any such amendment, modification or waiver so approved by the holders of a majority of the voting power of the then outstanding shares of Class A Common shall be binding on all holders of Common Stock.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE TEN

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this ARTICLE ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

*    *    *    *    *

State of Delaware Secretary of State Division of Corporations Delivered 08:17 AM 12/18/2012 FILED 08:13 AM 12/18/2012 SRV 121353823 – 4705665 FILE

CERTIFICATE OF MERGER

OF

ASP MD ACQUISITION CO., INC.

WITH AND INTO

MD INVESTORS CORPORATION

Under Section 251 of the General Corporation Law

of the State of Delaware

December 18, 2012

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), MD Investors Corporation, a Delaware corporation (the “Company”), in connection with the merger of ASP MD Acquisition Co., Inc., a Delaware corporation, with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation
MD Investors Corporation	Delaware
ASP MD Acquisition Co., Inc.	Delaware

SECOND: A Merger Agreement, dated as of November 1, 2012, by and between the Company, ASP MD Intermediate Holdings II, Inc., a Delaware corporation, ASP MD Acquisition Co., Inc., Carlyle CIM Agent, L.L.C., a Delaware limited liability company, and Carlyle Strategic Partners II, L.P., a Delaware limited partnership (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 228 and 251 of the DGCL.

THIRD: The Company shall be the surviving corporation of the Merger. The name of the surviving corporation is “MD Investors Corporation” (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Merger shall be amended and restated to read as set forth on Annex A hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The Merger shall become effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation c/o American Securities LLC 299 Park Avenue, 34th Floor New York, New York 10171. A copy of the Merger Agreement shall be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Certificate of Merger has been executed as of the date first written above.

MD INVESTORS CORPORATION

By:	/s/ Thomas A. Amato
	Name:	Thomas A. Amato
	Title:	President and CEO

[Signature page to Certificate of Merger.]

Annex A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MD INVESTORS CORPORATION

FIRST: The name of the corporation is MD Investors Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended.

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 10,000 shares of common stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL as the same exists or may hereafter be amended, this Certificate of Incorporation and the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be fixed from time to time by the bylaws or amendment thereof adopted by the Board of Directors.

EIGHTH: (a) To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph (a)

shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all expenses (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding), liabilities and losses incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

A-2

State of Delaware Secretary of State Division of Corporations Delivered 03:43 PM 09/23/2014 FILED 03:43 PM 09/23/2014 SRV 141209829 – 4705665 FILE

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND/OR REGISTERED OFFICE

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is MD INVESTORS CORPORATION.

2. The Registered Office of the corporation in the State of Delaware is changed to Corporation Trust Center 1209 Orange (street), in the City of Wilmington, County of New Castle Zip Code 19801. The name of the Registered Agent at such address upon whom process against this Corporation may be served is THE CORPORATION TRUST COMPANY.

3. The foregoing change to the registered office/agent was adopted by a resolution of the Board of Directors of the corporation.

By:	/s/ Liela Morad
Authorized Officer

Name:	Liela Morad
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